Exhibit 10.5

AMENDMENT TO THE MARVELL TECHNOLOGY GROUP LTD.
AMENDED 2000 EMPLOYEE STOCK PURCHASE PLAN

The Marvell Technology Group Ltd. Amended 2000 Employee Stock Purchase Plan (the “Plan”) is hereby amended effective May 30, 2007. as follows:

I.                 Section 4(b) of the Plan is amended to provide in its entirety as follows:

‘‘(b) a new Offering Period shall begin on each June 8 and December 8 while this Plan is in effect;”

2.               Section 5 of the Plan is amended to add the following subsection (e) at the end thereof:

“(e) Notwithstanding any provision of the Plan to the.contrary, each eligible Employee (determined pursuant to Section 3) shall be automatically enrolled in the Offering Period commencing on June 8, 2007 (the “June 8 Offering Period”); provided, however, that each eligible Employee who was automatically enrolled in the Offering Period that commenced on December 8, 2006, shall continue to be enrolled in that Offering Period, subject to the provisions of Sections 5(c) and (d) and Section 10 of the Plan. Each Participant who is enrolled in the June 8 Offering Period will be entitled to continue to participate in such Offering Period only if the Participant completes a subscription agreement, in such form as the Administrator may approve, authorizing Payroll deductions to commence after the S-8 Effective Date and delivers it to the Administrator (i) no earlier than the S-8 Effective Date and (ii) no later than the last day of the Enrollment Window. A Participant who is enrolled in the June 8 Offering Period and who fails to submit during the Enrollment Window a subscription agreement authorizing the commencement of Payroll deductions will be automatically terminated from participation in the June 8 Offering Period.”

3.               Section 6(b) of the Plan is amended to provide in its entirety as follows:

“(b) A Participant’s Payroll deductions shall be credited to his or her account under this Plan. A Participant may not make any additional payments into his or her account. Notwithstanding the foregoing, effective for the December 8 Offering Period and the June 8 Offering Period, a Participant may, on such terms and conditions as the Administrator may prescribe, make a payment to his or her account under the Plan in an amount not to exceed the aggregate Payroll deductions that would have been made for that Offering Period, based on the Payroll deduction rate authorized by the Participant in the Participant’s subscription agreement filed during the Enrollment Window, during the period of time beginning on June 8, 2007, and ending on the S-8 Effective Date. Such payment, if administratively feasible, must be made by check within, thirty (30) days of the S-8 Effective Date and in accordance with such other terms and conditions prescribed by the Company.”

4.               Section 8(a) of the Plan is amended to provide in its entirety as follows:

“(a) The Administrator shall establish one or more Purchase Dates for each Offering Period. Unless otherwise determined by the Administrator, each June 7 and December 7 in an Offering Period shall be a Purchase Date.”